UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 30, 2004

Kellogg Company

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4171	38-0710690
(Commission File Number)	(IRS Employer Identification Number)

One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of Principal Executive Offices, Including Zip Code)

269-961-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On December 30, 2004, Kellogg Company (the “Company”), entered into a separation agreement with Carlos M. Gutierrez (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, upon the confirmation by the United States Senate of his nomination to serve as Secretary of Commerce of the United States, and before his swearing into office, Mr. Gutierrez will cease to serve as Chairman of the Board and Chief Executive Officer of the Company. He will also resign from the Board immediately before his swearing in.

     Mr. Gutierrez will receive pension benefits under the Company’s Salaried Pension Plan and Supplemental Retirement Plan (collectively, the “Company Pension Plans”) and under the Separation Agreement. Under the Company Pension Plans, Mr. Gutierrez’s annual pension benefits will be based on his average annual compensation (salary and bonus) for the three consecutive years during his last ten years of employment which produces the greatest average of the specified compensation, as reduced by Social Security benefits. Under the Company Pension Plans, these benefits will be discounted because at the time of his departure, he will have worked for the Company for more than 29 but less than 30 years, and because he will not yet have reached age 55. Under the Separation Agreement, however, Mr. Gutierrez will receive additional payments in amounts sufficient to bring his combined pension benefits to the amount that would be payable if this discounting did not apply but assuming he retired from the Company at age 55 after having served with the Company for 30 years. Mr. Gutierrez will begin collecting his pension benefits on March 15, 2009. However, Mr. Gutierrez will not be entitled to retiree medical or life insurance benefits. Under the Company’s Supplemental Savings and Investment Plan and Executive Compensation Deferral Plan, Mr. Gutierrez will also receive a lump sum distribution of his accounts under those plans as soon as practicable after he leaves employment.

     In January of 2005, before his swearing into office, Mr. Gutierrez will receive his 2004 annual performance-based cash bonus and any amounts due under the Company’s three-year 2002-2004 Executive Performance Plan (the “2002-2004 EPP”) in cash, determined in accordance with the terms of those plans as applicable to Mr. Gutierrez and the other participants therein, based on actual performance during the relevant performance periods. Mr. Gutierrez will forfeit the benefits under the Company’s three-year 2003-2005 Executive Performance Plan.

     Pursuant to the terms of the applicable plan and award agreements, as a result of his departure, Mr. Gutierrez will forfeit unvested options to purchase 376,250 shares of Company common stock. Mr. Gutierrez also holds options on an additional 606,250 shares that are scheduled to vest on February 20 and 21, 2005, a few weeks after he is expected to be confirmed and resign as Chairman of the Board and Chief Executive Officer of the Company. Under the Separation Agreement, subject to Compensation Committee approval, the vesting of these options will be accelerated upon his confirmation and resignation. In addition, although under the normally applicable terms, Mr. Gutierrez’s vested options would expire at the time he leaves employment, the Separation Agreement permits him, subject to Compensation Committee approval, to exercise his vested options during a period of up to 90 days following his termination of employment. Mr. Gutierrez has waived any rights he might otherwise have to receive “reload” options upon exercise of his vested options.

     The Separation Agreement also contains non-competition, non-solicitation, non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants apply for the period of two years following the termination of Mr. Gutierrez’s government service. The Separation Agreement expressly provides that none of these covenants will be construed to impair his fulfillment of his responsibilities as Secretary of Commerce of the United States in any way. The Separation Agreement also contains a release of any claims that Mr. Gutierrez may have against the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kellogg Company
(Registrant)

Date: December 30, 2004	By:	/s/ Jeffrey M. Boromisa

	Name:	Jeffrey M. Boromisa
	Title:	Senior Vice President and
Chief Financial Officer